Exhibit 99.2

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1:	Name and Address of Company

Zymeworks Inc. (“Zymeworks” or the “Company”)
1385 West 8th Avenue, Suite 540
Vancouver, BC, Canada
V6H 3V9

Item 2:	Date of Material Change

January 5, 2022

Item 3:	News Release

A news release announcing the material change was disseminated through the facilities of Business Wire on January 5, 2022 and a copy was filed on the Company’s profile at www.sedar.com.

Item 4:	Summary of Material Change

On January 5, 2022, Zymeworks announced the appointment of Mr. Kenneth Galbraith as Chair and Chief Executive Officer (CEO) of Zymeworks effective on or before February 1, 2022.

Item 5:	Full Description of Material Change

5.1 Full Description of Material Change

On January 5, 2022, Zymeworks announced the appointment of Mr. Kenneth Galbraith as Chair and CEO of Zymeworks effective on or before February 1, 2022. Mr. Galbraith will succeed Zymeworks co-founder Ali Tehrani, Ph.D., who has served as President and CEO since 2003. Dr. Tehrani will remain as an advisor to the Company to assist with the transition.

A former Zymeworks Board member from 2009 to 2013, Ken Galbraith has been working since 1987 as a life sciences executive, director, investor and advisor in the growth of both private and public companies from early-stage through regulatory approval and commercialization. Most recently, he served as executive-in-residence with Syncona (LSE: SYNC), a large British closed-ended healthcare investment trust dedicated to life science investments. He began his biotechnology career in Vancouver as CFO at QLT, where he was instrumental in growing the company to over 500 employees while gaining market approvals for several new medicines prior to his departure in 2000. During his lengthy career, Ken has played a pivotal role in the development of several successful biotechnology companies throughout North America, including AnorMED, Macrogenics, Alder Pharmaceuticals, Celator Pharmaceuticals, Novadaq and Angiotech, among others. He holds a Bachelor of Commerce degree with honors from the University of British Columbia.

The Company also announced that CFO Neil Klompas was promoted to the dual position of COO and CFO, effective immediately.

5.2 Disclosure of Restructuring Transactions

Not applicable.

Item 6:	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7:	Omitted Information

Not applicable.

Item 8:	Executive Officer

For further information, please contact Neil Klompas, Chief Operating Officer and Chief Financial Officer of the Company at (604) 678-1388.

Item 9:	Date of Report

January 5, 2021